Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into as of August 11, 2006 (the “Effective Date”), by and between CardioTech International, Inc. (“CardioTech” or the “Company”) and Michael Szycher (“Szycher”) (collectively, the “Parties”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Transition Period.  Effective August 7, 2006 (the “Transition Date”), Szycher has resigned from (i) his positions as President, Chief Executive Officer and Treasurer of CardioTech, (ii) the Company’s Board of Directors, and (iii) all positions, offices and directorships with any subsidiaries of CardioTech.  Beginning on the Transition Date and ending on the earlier of August 6, 2007 or a termination of Szycher’s employment pursuant to Paragraph 2 below (the “Transition Period”), Szycher shall be employed by CardioTech in a non-executive capacity as its Special Science Advisor.  In that capacity, he shall report solely to CardioTech’s President and Chief Executive Officer (“CEO”).  During the Transition Period, Szycher shall meet and/or communicate with Company management and senior Company technical personnel and provide such information and expertise as he may possess for the purpose of transitioning to senior Company technical personnel his knowledge and expertise relating to polymer development and related activities conducted by the Company, upon the CEO’s reasonable request.  The Parties agree that Szycher shall not perform any work or take any action on behalf of the Company during the Transition Period except as explicitly directed and authorized by the CEO and, except for reasonable transition assistance as specifically set forth above, agreed to by Szycher.  The Parties further agree that Szycher shall perform all work and provide all assistance hereunder at such times and locations as are mutually agreed to by the CEO and Szycher.  It is understood that Szycher’s position is not full-time and that, with the exception of the transition assistance specifically set forth above, his services will be subject to his availability and other obligations he may then have.

During the Transition Period, the Company shall compensate Szycher at the annual rate of $325,000, less applicable taxes and withholdings, to be paid at a monthly rate of $23,000 with a Final Payment of $49,000 due upon execution, delivery and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”), as further described in Paragraph 4.  For the duration of the Transition Period, the Company shall continue to provide Szycher with insurance coverage under its group health, dental, life and other plans, under the same terms that applied to Szycher on the Transition Date, subject to the terms of those plans.  During the Transition Period, Szycher shall not be eligible for a bonus or other incentive compensation, nor shall he accrue vacation or sick time.

2.             Termination During the Transition Period.  The Company may not terminate Szycher’s employment during the Transition Period other than for Cause, which shall be defined as (a) material breach of any of the material terms of this Agreement or the agreements set forth in Section 9 herein after a 30-day notice and opportunity to cure period; (b) willful misconduct which is materially injurious to the Company; or (c) the conviction of a fraud or felony or criminal offense involving dishonesty or moral turpitude or breach of trust.  If the Company terminates Szycher’s employment during the Transition Period with Cause, Szycher shall not be entitled to receive the Final Payment set forth below, and any entitlement(s) Szycher has, might have, had, or might have had to compensation, bonuses, wages, or participation in any benefit plan, policy, program, compensation agreement or practice of the Company, shall terminate immediately, except as required by law and provided that his stock options shall be governed by the terms thereof.

3.             Separation From Employment.  Effective on the earlier of Szycher’s termination in accordance with Paragraph 2 or August 7, 2007 (the “Separation Date”), Szycher’s employment with the Company shall cease.  The Parties agree that this cessation of employment shall constitute a “voluntary termination” by Szycher as that term is defined in Section 3 of the Noncompetition Agreement executed by the Parties on or about March 27, 1998 (the “Noncompetition Agreement”).  On the Separation Date, the Company shall pay to Szycher all salary earned and all unused vacation time as of the Separation Date.  On or shortly after the Separation Date, the Parties agree to execute the Release, which shall cover the duration of the Transition Period.

4.             Final Payment.  Following the Separation Date, following the Company’s receipt of the fully-executed Release, and provided Szycher’s employment was not terminated for Cause, the Company will issue to Szycher a one-time payment of $49,000, less applicable taxes and withholdings (the “Final Payment”).  The Final Payment will be paid in a lump sum, no later than ten (10) days following expiration of the Revocation Period set forth in Paragraph 5 of the Release.

5.             Health and Life Insurance Benefits.  Szycher may elect to continue his current group medical and/or dental insurance coverage following the Separation Date, provided he or his eligible dependent(s) remain eligible for such coverage under the federal law known as COBRA.  If Szycher elects such continuation coverage, and provided Szycher’s employment was not terminated for Cause, the Company will continue to pay on his behalf the same portion of premiums that it pays for active employees with the same coverage, through the earlier of (i) February 28, 2008 or (ii) the date Szycher becomes ineligible for COBRA coverage.  Information outlining Szycher’s rights and responsibilities under COBRA will be forwarded to him on or near the Separation Date.

For 12 months following the Separation Date, and provided Szycher’s employment was not terminated for Cause, the Company further agrees to provide Szycher with life insurance in the amount of 150% of $325,000, the full premium of which shall be paid by the Company.

Following the Separation Date, any entitlement Szycher has, might have, had, or might have had to compensation, bonuses, wages, or participation in any benefit plan, policy, program, contract or practice of the Company, shall terminate, except as required by federal or state law, by applicable plan terms, or by the express terms of this Agreement.

6.             Stock Options.  The Parties acknowledge that Szycher has been awarded options to purchase 3,230,743 shares of the Company’s common stock, all of which options are fully vested.  The grant dates and exercise prices of such options are set forth in Exhibit B hereto.  Szycher shall have the right to exercise any or all of his option shares until the earlier of (a) ninety (90) days from the Separation Date or (b) the date they would otherwise expire by their terms.  The options shall terminate on the earlier of (i) the close of business on the ninetieth (90th) day following the Separation Date, or (ii) the close of business on the date they would otherwise expire by their terms.

7.             Property; Computers.  Szycher represents and warrants that no later than August 21, 2006, he will return to the CFO any and all documents, products, files, notes, memoranda, records, reports, materials and information related to the Company and its business that may be at his home or in his possession, including all copies, extracts and summaries thereof, whether in hard copy or electronic format.  He further agrees that prior to returning these items, he will not disclose them or their contents to any person or entity or use them or their contents for any purpose except for the benefit of the Company.  Szycher also agrees that he will not attempt at any time in the future, for any purpose, to access or use any of Company’s computers or computer networks or systems, including their servers and electronic mail system, unless authorized to do so by the CEO.

Szycher further agrees to return, no later than August 21, 2006, to the CFO all property and equipment of the Company in his possession, including but not limited to computer equipment, cellular phones, PDAs, access cards and/or keys, passwords or access codes, calling cards and credit cards.  In turn, the Company agrees that it shall return to Szycher, no later than August 21, 2006, any personal effects remaining in his CardioTech office.

For the duration of the Transition Period, the Company shall make available to Szycher such information and Company equipment as may be reasonably required to perform his services for the Company during that Period.

8.             Cooperation.  From the execution of this Agreement forward, Szycher agrees to reasonably cooperate with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of the Company, its predecessors or any of its current or former partners, agents, employees, directors or affiliates and which relate to events or occurrences that transpired or are alleged to have transpired during his tenure with the Company.  Such cooperation shall include, without implication of limitation, being available to meet with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and for reasonable time periods.

9.             Confidentiality of Company Information; Restrictive Covenants.  The Parties agree that both the Noncompetition Agreement and the Confidential and Proprietary Information Agreement which Szycher and the Company entered into on or about March 27, 1998 (the “Confidentiality Agreement”) are incorporated herein by reference and shall remain in full force and effect following the execution of this Agreement.

10.          Accord and Satisfaction.  Szycher agrees that the payments and benefits set forth in this Agreement, together with all other payments and benefits previously provided to him by the Company, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to Szycher, and with respect to all Claims that could be asserted by Szycher against any of the Releasees regarding any relationship between Szycher and the Company, and any change in or cessation of any such relationship, including, without limitation, all claims for wages, salary, expenses, incentive pay, bonuses, business expenses, paid time off, equity interests, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.  The Company agrees that Szycher’s undertakings in this Agreement, and the performance of such undertakings, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of Szycher to the Company.  Provided, however, that nothing in this Agreement is intended to release or discharge any of the Company’s insurance or indemnity obligations to Szycher regarding Szycher’s service as President, Chief Executive Officer and Treasurer and member of the Board of the Company or any other position with the Company he may have held.

11.          Non-Disparagement; References and Other Communications.  From the execution of this Agreement forward, Szycher agrees not to make any statement, written or oral, which disparages the Company, its business and services, or any of its partners, members, directors, officers, employees, or agents.  Szycher further agrees not to make any statement or take any action which has the intended or foreseeable effect of harming the business interests of the Company, and to refrain from engaging in any communications regarding the Company with shareholders, research analysts or others in the financial community.   In addition, Szycher agrees that he will refrain from speaking to third parties on behalf of the Company unless requested to do so by the CEO.

For its part, the Company agrees that its senior executive officers and the members of the Company’s Board of Directors will not make any statement, written or oral, to any person or entity not affiliated with the Company (excluding agents of the Company) which disparages Szycher, his business reputation and qualifications, or his employment as Chief Executive Officer of the Company.

Nothing in this Paragraph shall prohibit or bar the Parties from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required under law; provided, however, that advance written notice is provided by either party of the intent to make such disclosures and provided that best efforts will be used to ensure that this Paragraph is complied with to the maximum extent possible.  Moreover, nothing herein shall prevent Szycher from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which he does so participate.

The parties agree to issue a press release in the form attached hereto as Exhibit C and agree that any public statements will be in accordance with Exhibit C and/or with any SEC filings.

12.          General Release by Szycher.  Szycher, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges the Company and its predecessors, successors,  and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, representatives, insurers, investors, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Szycher has, claims to have, ever had, or ever claimed to have had against Releasees through the Effective Date.  This general release of Claims includes, without implication of limitation, all Claims relating to Szycher’s employment and separation from employment with the Company; all Claims relating to Szycher’s relationship to, interest, equity or investment in, memberships in, or partnerships with the Company; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Securities Act and Massachusetts General Laws Chapter 151B; and all other statutory or common law Claims.  Szycher also waives any Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages or other compensation, provided that this Release shall not be construed to (a) impair his right to enforce the terms of the Agreement, or (b) release or discharge any of CardioTech’s insurance or indemnity obligations to Szycher regarding Szycher’s service as President, Chief Executive Officer, Treasurer and member of the Board of the Company and such other positions with the Company as he may have held.  Additionally, nothing in this Agreement shall be interpreted to prohibit Szycher from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency.  However, by signing this Agreement, Szycher acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims arising out of or relating to his employment with the Company against the Releasees.

13.          General Release by the Company.  The Company, on behalf of itself and its predecessors, successors, current and former assigns, agents, officers, partners, members, directors, shareholders, employees, representatives, insurers, investors, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them, voluntarily releases and discharges Szycher and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown, which the Company has, claims to have, ever had, or ever claimed to have had against Szycher, through the Effective Date, arising out of (a) Szycher’s employment relationship with or service as an employee, officer or director of the Company or the termination of such relationship or service or (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Company signs this Agreement; provided that this release of claims shall not (i) include or extend to any claim based upon, arising out of, or relating to any act or omission by Szycher about which the Company did not know as of the date the Company signs this Agreement; or (ii) include or extend to any shareholder derivative claims against Szycher; or (iii) be construed to impair the Company’s right to enforce the terms of this Agreement.

14.          Non-Filing of Complaints or Charges.  By signing this Agreement, the Parties represent that they have not filed any complaint or charge against each other or against any of the Releasees with any local, state or federal agency or court, or assigned any of the released Claims to any third party.

15.          Binding Nature of Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.  This Agreement may be assigned by the Company, but may not be assigned by Szycher.

16.          Remedy for Breach.  Szycher understands and agrees that CardioTech may seek to recover the Final Payment if he materially violates this Agreement.  In addition, Szycher understands and agrees that a material breach of Paragraphs 7, 8, 9, 11, 12 and/or 14 herein could result in irreparable harm to the Company and that money damages would not provide an adequate remedy.  Therefore, Szycher agrees that in addition to any other rights that the Company may have, the Company shall have the right to seek specific performance and injunctive relief in the event Szycher materially breaches any of those Paragraphs of this Agreement.

17.          Use of the Agreement as Evidence.  This Agreement may not be used as evidence in any subsequent proceeding of any kind, except one in which the Releasees or Szycher allege a breach of the terms of this Agreement or elect to use this Agreement as a defense to any claim.

18.          Entire Agreement; Modifications.  With the exception of the Noncompetition Agreement, the Confidentiality Agreement, the Parties’ Indemnification Agreement dated June 10, 1996, and the stock option agreements applicable to the grants set forth in Exhibit B hereto, which will survive and remain in full force and effect, this Agreement contains the entire agreement among the Parties hereto with respect to the matters covered hereby, and supersedes all prior and contemporaneous communications, e-mails, agreements, representations, understandings or negotiations between Szycher, the Company and/or their agents and attorneys, including but not limited to the Employment Agreement between the Parties dated January 1, 2005 and all prior employment agreements.  This Agreement may be modified only by a written agreement signed by an authorized representative of each of the Parties hereto.  No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party.

19.          Further Assurances.  The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement, provided they do not create any material additional obligations upon either Party.

20.          Notice and Right to Consider.  Szycher has been advised to consult with and has consulted with an attorney before executing this Agreement.  He acknowledges that he has been given the opportunity, if so desired, to consider this Agreement for twenty-one (21) days before executing it.  The Parties agree that any changes to this Agreement, whether material or not, will not re-start the 21-day period.  If Szycher does not sign this Agreement and return it to the Company so that it is received within the 21-day period, it will not be valid.  In the event that Szycher executes this Agreement within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire 21-day period.  The Parties acknowledge that, for a period of seven (7) days from the date that Szycher signs this Agreement (the “Revocation Period”), he will retain the right to revoke this Agreement by written notice to the Company received before the end of the Revocation Period, and that this Agreement will not become effective or enforceable until the expiration of the Revocation Period.

21.          Acknowledgments and Other Terms.  Szycher agrees that he has carefully read and understands all of the provisions of this Agreement, that he has been advised to consult with and has consulted with an attorney, and that he is voluntarily entering this Agreement.  Szycher further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by the Company (including its partners, members, agents, representatives, directors, employees and attorneys) with regard to the subject matter, basis or effect of this Agreement.

22.          Interpretation.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.          Counterparts.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

24.          Governing Law.  This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of Massachusetts, without regard to its conflicts of laws principles.  Except as otherwise provided in Paragraph 12 of this Agreement, any disputes and claims arising under or relating to this Agreement and/or the rights, obligations and performance of the Parties hereunder shall be settled by a single arbitrator sitting in Boston, Massachusetts under the applicable Employment Arbitration Rules and Procedures of the American Arbitration Association.  In the event arbitration is brought with respect to this Agreement by either Party, the prevailing Party shall be entitled to recover from the losing Party his or its reasonable attorneys’ fees and expenses.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of August 11, 2006.

CARDIOTECH INTERNATIONAL, INC.

By:	/s/ Michael F. Adams

Name and Title:	CEO and President

/s/ Michael Szycher
MICHAEL SZYCHER

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (this “Release”) is entered into as of the last date indicated on the signature page of this Release by and between CardioTech International Inc. (“CardioTech” or the “Company”) and Michael Szycher (“Szycher”).  Szycher and CardioTech agree as follows:

1.    Release by Szycher.  For and in consideration of the receipt of the Final Payment and other benefits set forth in the August 11, 2006 Transition Agreement between Szycher and CardioTech (the “Agreement”), which is hereby incorporated by reference, the sufficiency of which is hereby acknowledged, Szycher, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges Cardiotech and its predecessors, successors,  and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, representatives, insurers, investors, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Szycher has, claims to have, ever had, or ever claimed to have had against Releasees through the date last written below.  This general release of Claims includes, without implication of limitation, all Claims relating to Szycher’s employment and separation from employment with CardioTech; all Claims relating to Szycher’s relationship to, interest, equity or investment in, memberships in, or partnerships with CardioTech; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Securities Act and Massachusetts General Laws Chapter 151B; and all other statutory or common law Claims.  Szycher also waives any Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages or other compensation, provided that this Release shall not be construed to (a) impair his right to enforce the terms of the Agreement and this Release, or (b) release or discharge any of CardioTech’s insurance or indemnity obligations to Szycher regarding Szycher’s service as President, Chief Executive Officer, Treasurer and member of the Board of the Company and such other positions with the Company as he may have held.  Additionally, nothing in this Release shall be interpreted to prohibit Szycher from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency.  However, by signing this Release, Szycher acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims arising out of or relating to his employment with CardioTech against the Releasees.

2.    Release by CardioTech.  The Company, on behalf of itself and its predecessors, successors, current and former assigns, agents, officers, partners, members, directors, shareholders, employees, representatives, insurers, investors, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them, voluntarily releases and discharges Szycher and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown, which the Company has, claims to have, ever had, or ever claimed to have had against Szycher, through the date last written below, arising out of (a) Szycher’s employment relationship with or service as an employee, officer or director of the Company or the termination of such relationship or service or (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Company signs this Agreement; provided that this release of claims shall not (i) include or extend to any claim based upon, arising out of, or relating to any act or omission by Szycher about which the Company did not know as of the date the Company signs this Release; (ii) include or extend to any shareholder derivative claims against Szycher; or (iii) be construed to impair the Company’s right to enforce the terms of this Release or the Agreement.

3.    Consideration.  In consideration of Szycher’s execution of this Release, the Company will provide him with the consideration set forth in the Agreement, which consideration Employee would not otherwise be entitled to receive.  Except as set forth in this Paragraph 3, and subject to any right or claim Employee may have under Paragraph 1, it is expressly agreed that the Company does not have any obligation to provide Employee at any time in the future with any payments, benefits or other consideration.  This Release shall not supersede any continuing obligations the Employee may have under the terms of the Agreement.

4.    Non-Filing of Complaint or Charges.  By signing this Agreement, the Parties represent that they have not filed any complaint or charge against each other or against any of the Releasees with any local, state or federal agency or court, or assigned any of the released Claims to any third party.

5.    Voluntary Waiver and Acknowledgement.  Szycher acknowledges that he has consulted with the attorney of his choice in connection with executing this Release, and that he has been given the opportunity, if so desired, to consider this Release for twenty-one (21) days before executing it.  If Szycher does not sign this Agreement and return it to the CEO at CardioTech so that it is received within twenty-one (21) days of the Separation Date as defined in the Agreement, it will not be valid.  In the event that Szycher executes this Release within less than 21 days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 21-day period.  The Parties acknowledge that, for a period of seven (7) days from the date that Szycher signs this Release (the “Revocation Period”), he will retain the right to revoke this Release by written notice to the CEO at CardioTech, received before the end of the Revocation Period, and that this Release will not become effective or enforceable until the expiration of the Revocation Period.

6.    Other Terms.  The Parties acknowledge that the performance of the promises of each are contingent upon the fulfillment of the obligations of the other Party as set forth in this Release and the Agreement.  The Parties agree that this Release is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by either Party.  This Release shall take effect as an instrument under seal and shall be governed and construed in accordance with Massachusetts law.  If any provision of this Release is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date last written below.

MICHAEL SZYCHER	DATE

CARDIOTECH INTERNATIONAL, INC.

By
Title:	DATE

Exhibit B

Szycher Stock Option Grants

			total
grant date	options	price	vested

10/1/96	206,184	1.9400	206,184
10/1/96	218,228	1.9400	218,228
5/17/98	20,000	2.1900	20,000
9/3/98	15,000	1.1250	15,000
9/3/98	5,000	1.1250	5,000
11/14/98	50,000	1.8250	50,000
1/26/99	1,000	1.8130	1,000
7/16/99	37,037	0.8100	37,037
1/1/00	50,000	0.5000	50,000
3/31/00	152,794	3.0600	152,794
3/31/00	8,170	3.0600	8,170
10/20/00	100,000	2.2500	100,000
12/31/00	125,000	0.8750	125,000
4/30/01	500,000	1.1000	500,000
1/1/02	125,000	1.8000	125,000
4/11/03	1,017,330	0.9200	1,017,330
4/1/04	250,000	5.1500	250,000
2/14/05	350,000	2.6000	350,000

Totals	3,230,743		3,230,743

Exhibit C

FOR IMMEDIATE RELEASE

CARDIOTECH APPOINTS DR. SZYCHER AS SPECIAL SCIENCE ADVISOR

WILMINGTON, MA, August 11, 2006. CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced medical device products for the treatment of cardiovascular and other diseases, today reported the appointment of Dr. Michael Szycher, 68, as Special Science Advisor for a period of one year.  Dr. Szycher has resigned from his prior positions as the Company’s Chairman, President, CEO and Treasurer and as a director of the Company.

CardioTech’s President and CEO Michael Adams said: “Michael Szycher is the founder of our Company and for the past 10 years has made major contributions. With the process now beginning for clinical trials of our CardioPass™ synthetic coronary artery bypass graft in Europe, we are entering a new stage in our Company’s development. We are pleased that our founder can continue as an advisor.”

Commenting on his new role at the Company, Dr. Szycher noted, “I am looking forward to working with the Company’s dedicated and talented scientific team. CardioTech is at an exciting stage of its history and I am very pleased to participate in its growth.”

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products for the treatment of cardiovascular, orthopedic, oncological and other diseases. The Company provides its customers access to a range of proprietary and novel polymer and surface modification technologies.  CardioPass™ is CardioTech’s proprietary, synthetic coronary artery bypass graft (SynCAB).  The Company generates revenues from sales of advanced medical devices, as well as from contracted product design and development services. More information about CardioTech is available at its website: http://www.cardiotech-inc.com

CardioTech International believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006.  The Company assumes no obligation to update the information contained in this press release.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
general-info@cardiotech-inc.com	info@vmwcom.com